1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

December 5, 2024

KKR Income Opportunities Fund

555 California Street, 50th Floor

San Francisco, CA 94104

Dear Ladies and Gentlemen:

We have acted as counsel for KKR Income Opportunities Fund (the “Acquiring Fund”), a trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Acquiring Fund’s Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the transfer at net asset value of all of the assets and certain liabilities of Insight Select Income Fund (the “Target Fund”) to the Acquiring Fund in exchange for newly issued common shares of beneficial interest of the Acquiring Fund (although cash may be distributed in lieu of fractional shares) and any cash consideration that shareholders of the Target Fund elect to receive, in accordance with the terms of the reorganization agreement between the Acquiring Fund and the Target Fund. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Acquiring Fund’s Amended and Restated Declaration of Trust (“Declaration of Trust”) and By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Acquiring Fund’s shares to be registered pursuant to the Registration Statement, when it is made effective, will have been validly authorized and legally and validly issued and, subject to the qualifications set forth in the Declaration of Trust, will be fully paid and non-assessable by the Acquiring Fund. In this regard, we note that, pursuant to Section 3.9 of the Declaration of Trust, the Trustees have the power to cause each Shareholder to pay directly, in advance or arrears, for charges of distribution, of the custodian or of the transfer, Shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

The opinions expressed herein are limited to the laws of the State of Delaware. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Board of Trustees of the Acquiring Fund (the “Trustees”); (iv) that the facts contained in the instruments and certificates or

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com statements of public officials, officers and representatives of the Acquiring Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted that would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Acquiring Fund’s Registration Statement to be dated on or about December 5, 2024, and in any revised or amended versions thereof, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP Dechert LLP